Exhibit 4.3

REVOLVING PROMISSORY NOTE

Executed as of December 30, 2005

Amount: $3,600,000.00

FOR VALUE RECEIVED, the Undersigned, jointly and severally, promise to pay to the order of HFG HEALTHCO-4 LLC, a Delaware limited liability company (the “Lender”), at the main office of Lender, the principal sum of THREE MILLION SIX HUNDRED THOUSAND AND 00/100 US DOLLARS ($3,600,000.00), or such sum as may be advanced and outstanding from time to time as evidenced by the records of the Lender. The Undersigned further promise to pay interest on the outstanding principal amount hereof to Lender on the dates and at the rates provided in that certain Loan and Security Agreement, dated as of even date herewith, among the Undersigned, the Lender and HFG Healthco-6 LLC (the “Loan Agreement”) from the date hereof until payment in full hereof.

This Revolving Promissory Note (this “Note”) is delivered in connection with the Loan Agreement and evidences all Revolving Advances made under the Revolving Loan. All terms which are capitalized and used herein (which are not otherwise defined herein) shall have the respective meanings ascribed to such terms in the Loan Agreement.

THE OUTSTANDING PRINCIPAL BALANCE OF THE UNDERSIGNED’S LIABILITIES TO LENDER UNDER THIS NOTE SHALL BE PAYABLE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

The Undersigned hereby authorize the Lender to charge any account of the Undersigned for all sums due hereunder. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States or the States of Georgia or New York, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate specified during such extension. Credit shall be given for payments made in the manner and at the times provided in the Loan Agreement. It is the intent of the parties that the rate of interest and other charges to the Undersigned under this Note, the Loan Agreement and the other Documents shall be lawful; therefore, if for any reason the interest or other charges payable hereunder and thereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge the Undersigned, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded by Lender to the Undersigned.

The Undersigned waive the benefit of any law that would otherwise restrict or limit Lender or any affiliate thereof in the exercise of its right, which is hereby acknowledged, to set-off against the Revolving Loan, without notice and at any time hereafter after the occurrence of an Event of Default, any indebtedness matured or unmatured owing from Lender or any affiliate thereof to the Undersigned. The Undersigned waive every defense, counterclaim (other than any claim which, if not made as a counterclaim, would be waived by Undersigned), recoupment

(other than any defense of payment in full of the Lender Debt in cash), or setoff which the Undersigned may now have or hereafter may have to any action by Lender in enforcing this Note and/or any of the other obligations under the Loan Agreement or the other Documents, or in enforcing Lender’s rights in the collateral at anytime securing repayment of the Revolving Loan (the “Collateral”) and ratifies and confirms whatever Lender may lawfully do pursuant to the terms hereof and of the Loan Agreement and the other Documents with respect to the Lender Debt and the Collateral.

The Undersigned, any other party liable with respect to the Revolving Loan and any and all endorsers and accommodation parties, and each one of them, if more than one, waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights hereunder.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, and shall be binding upon the Undersigned and the Undersigned’s legal representatives, successors and assigns (and each of them, if more than one). If this Note contains any blanks when executed by the Undersigned, the Lender is hereby authorized, without notice to the Undersigned to complete any such blanks according to the terms upon which the Revolving Loan was granted. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

To induce Lender to make Revolving Advances under the Revolving Loan evidenced by this Note, the Undersigned (i) irrevocably agrees that, subject to Lender’s sole and absolute election, all actions arising directly or indirectly as a result or in consequence of this Note or any other agreement with the Lender, or the Collateral, shall be instituted and litigated only in a court having its situs in New York County, New York City, New York, (ii) hereby consents to the exclusive jurisdiction and venue of any State or Federal Court located and having its situs in said county; and (iii) waives any objection based on forum non-conveniens. THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, ANY OTHER DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDER RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE MAKING OF ANY REVOLVING LOAN TO THE UNDERSIGNED BY THE LENDER, AND TO THE ADVANCE OR OTHER EXTENSION OF CREDIT TO THE UNDERSIGNED. In addition, the Undersigned agree that all service of process shall be made as provided in the Loan Agreement.

As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word “Undersigned” shall be so construed.

IN WITNESS WHEREOF, the Undersigned has executed this Note on the date above set forth.

TRANSCEND SERVICES, INC.,
a Delaware corporation

By:	/s/ Larry G. Gerdes
Name:	Larry G. Gerdes
Title:	Chief Executive Officer

MEDICAL DICTATION, INC., a Florida corporation

By:	/s/ Larry G. Gerdes
Name:	Larry G. Gerdes
Title:	Chief Executive Officer